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                                                                   Exhibit 10.01

April 12, 1996

James M. Michener
11126 Elmview Place
Great Falls, VA  22066-3014

Dear Jim:

I am delighted to confirm our employment offer to you as Senior Vice President and General Counsel - Corporate of the Travelers Aetna Property Casualty Corp. reporting to Jay Fishman, Vice Chairman. In this position you will be responsible for managing the corporate legal function and certain business line legal functions. You will have a base salary annual rate of $250,000, which will be paid on a semi-monthly basis. It is our understanding that you will start employment with us on or about May 6, 1996.

In addition, you will be eligible for our bonus program with a targeted bonus between 75-150% of your base salary. Bonuses are paid in the first quarter of the year following the performance period and are dependent on both individual and company performance. A portion of your bonus will be paid under the Capital Accumulation Plan (CAP) in the form of restricted stock at a 25% discount. There will be no proration of the bonus for the 1996 performance year.

In recognition of certain benefits you are forfeiting by leaving your current employer, the Travelers Board of Directors has approved a grant of 7,000 shares of Travelers Group common stock, subject to a four year cliff vesting. These shares of stock will also vest if you are involuntarily terminated without cause or voluntarily terminate with good reason (e.g. involuntary salary reduction, relocation or significant decrease in responsibilities). You will receive dividends on this grant during the vesting period.
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In addition, the Board has approved a grant of 10,000 TRV options which will vest at the rate of 20% per year over five years. The strike price for these options will be the closing price of the stock on the day prior to your first day of employment with us.

Travelers Aetna Property Casualty Corp. offers a comprehensive employee benefits program which includes medical, dental, life insurance, disability insurance, a retirement plan and a 401k plan. Detail of these programs will be provided to you. Because of your recent past service with the Travelers, you will incur no break in service and are immediately eligible for additional pension plan accruals. You will continue to receive the additional three years of age and service credit provided to your under your previous employment agreement with the Travelers Insurance Company dated January 1, 1993. You are fully vested in the pension plan. In addition, you may immediately participate in the 401k plan and can roll over your 401k funds from your current employer to the Travelers plan should you wish to do so.

In the event you are involuntarily terminated from Travelers Aetna Property Casualty Corp. prior to January 1, 1998, you will receive a severance payment equal to one year's base pay.

The Company will also relocate you to the Hartford area in accordance with our relocation policy. In addition, as you and Jay discussed, we will pay your housing costs in the Hartford area until your house in Virginia is sold.

Please note that the Federal government requires that you establish your employment eligibility by completing and submitting form I-9 within three days of your actual employment. Also, while Travelers remains committed to a drug-free workplace, we will waive our drug test requirement in light of your recent employment with us.

This letter describes the Company's offer of employment. Any other discussions that you may have had that are not described in this letter or in the attached Principles of Employment are not part of this offer. Also, nothing herein constitutes a contract of employment for any particular period of time. The employment relationship between yourself and the Travelers Aetna Property Casualty Corp. is "at will", which allows either party to terminate the relationship at any time for any or no reason not otherwise prohibited by law.
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Please acknowledge your acceptance of these terms by signing and returning to me a signed copy of this offer letter.

Jim, we are very excited about having you as part of the senior management team. We expect you will make valuable contributions and that your time at the company will be mutually rewarding.

Sincerely,

/s/ W. Douglas Willett
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W. Douglas Willett


Agreed and Accepted:

/s/ James M. Michener
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James M. Michener


April 15, 1996
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Date